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                                                                     EXHIBIT 5.1



                               OPINION OF COUNSEL

                                 April 11, 2001


Re:     JDS Uniphase Corporation
        Amended and Restated 1993 Flexible Stock Incentive Plan

Ladies and Gentlemen:

        I have examined the Registration Statement on Form S-8 filed by JDS Uniphase Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on April 11, 2001 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 59,774,958 shares of the Company's common stock, $.001 par value (the "Common Stock"), which will be issuable under the above-referenced plan (the "Plan").

        As counsel to the Company, I have examined the proceedings taken by the Company in connection with the registration of the shares of the Common Stock under the Plan.

        It is my opinion that, when issued and outstanding pursuant to the terms of the Plan, the shares of Common Stock will be legally and validly issued, fully paid and non-assessable.

        I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Christopher S. Dewees

Corporate Counsel











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